FOR IMMEDIATE RELEASE
November 5, 2020

Genesis Energy, L.P. Reports Third Quarter 2020 Results

HOUSTON – (BUSINESS WIRE) – Genesis Energy, L.P. (NYSE: GEL) today announced its third quarter results.
    We generated the following financial results for the third quarter of 2020:
•Net Loss Attributable to Genesis Energy, L.P. of $29.7 million for the third quarter of 2020, compared to Net Income Attributable to Genesis Energy, L.P. of $17.6 million for the same period in 2019.

•Cash Flows from Operating Activities of $143.5 million for the third quarter of 2020 compared to $136.1 million for the same period in 2019.

•Total Segment Margin in the third quarter of 2020 of $161.9 million.

•Available Cash before Reserves to common unitholders of $70.7 million for the third quarter of 2020, which provided 3.84X coverage for the quarterly distribution of $0.15 per common unit attributable to the third quarter.

•We declared cash distributions on our preferred units of $0.7374 for each preferred unit, which equates to a cash distribution of approximately $18.7 million and is reflected as a reduction to Available Cash before Reserves to common unitholders.

•Adjusted EBITDA of $151.5 million in the third quarter of 2020. Our bank leverage ratio, calculated consistent with our credit agreement, is 5.25X as of September 30, 2020 and is discussed further in this release.

    Grant Sims, CEO of Genesis Energy, said, "During the quarter, we paid down total outstanding debt by approximately $70 million, in spite of continuing, but improving, macro challenges from the worldwide COVID-19 pandemic as well as the most disruptive hurricane season since 2005. We are continuing to realize the benefits of the actions we took earlier this year to maintain and improve our financial flexibility. We have clear and defined opportunities to realize improving financial results in future periods as the upstream community gets back to normalized operations in the Gulf of Mexico and the demand for some of our goods and services continues its return to pre-pandemic levels, which will more than likely grow from there.
Hurricanes Marco and Laura combined for basically two weeks of complete temporary cessation of production in the central Gulf of Mexico during the quarter. As we have previously discussed, a platform that our CHOPS pipeline goes up and over incurred some limited structural issues which has required investigation and analyses. As a result, this quarter’s financial results include approximately $5 million of non-recurring expense associated with such efforts. We would not expect significant additional capital requirements, and any additional dollars required to be spent will in all likelihood be capitalized.
To date, we have been successful in routing affected volumes through our Poseidon pipeline system and are close to revenue neutral, although the financial impact from Poseidon is on a one month lag due to it being effectively a joint venture. We continue to work with the Bureau of Safety and Environmental Enforcement to determine how best to return to normal, safe and responsible operations on CHOPS as soon as practicable.
While we had Hurricanes Delta and Zeta disrupt producers’ operations for some 15 days in the fourth quarter, I would point everyone to the first quarter of this year’s financial results. Those results of approximately $85 million represent the normalized quarterly earning capability of our industry critical infrastructure assets in the Gulf of Mexico. Nothing has occurred to lose production or reserves or otherwise detract from that run rate. In fact, quite the contrary as we have seen increased achievable production from Atlantis and Katmai, both as anticipated. Also, we are now just some 12-18 months from initial flows from Argos and Kings Quay, which required minimal capital from us. These two fields alone, when fully ramped up, will likely generate in excess of $25 million a quarter, or over $100 million a year, in incremental segment margin, EBITDA and importantly cash flow to us in the very near future. We remain confident that the Gulf of Mexico will be an important producing province for the U.S. and the world as a whole for decades and decades to come.
Our sodium minerals and sulfur services segment continues to improve from the depths of the second quarter. Recent data points would suggest the soda ash market is definitely re-balancing and improving. Early indications would suggest we will be sold out this quarter from our Westvaco facility and continuing into and throughout 2021. Not only will we realize higher sales, but this is very important given the loss of fixed cost absorption and other inefficiencies of not running at full design capacity as we have over the last 6 months or so.
This near-term improvement in world-wide supply and demand balances for soda ash is currently occurring as the world’s economies begin to re-open along with certain supply responses, like our near-term furloughing of Granger and more permanent reductions in capacity in China as well as short-term supply disruptions from flooding in central China. In other words, the market is working through inventories and existing bulges in the soda ash supply chain that developed at the end of last year and became materially worse as a result of the economic reaction to COVID-19. While one would expect to see prices rise under these developing market conditions, we are taking a conservative view and expect price action to be reasonably muted entering 2021 but see prices increasing, perhaps meaningfully, as we move through next year, provided we do not see a second shut down of economic activity in response to the virus.
Longer term, it would be hard to conceive of a brighter future than what we envision for this segment. Whether it is general fiscal stimulus, general infrastructure expenditures or spending targeted at energy conservation and a lengthy process of transitioning from hydrocarbons as the primary transportation fuel, these businesses will materially benefit.
Soda ash, among others, is an essential component used in glass manufacturing and the production of lithium ion/phosphate batteries. Construction of new homes and new automobiles, as well as the retro-fitting of older buildings with new LEED certified glass windows, will continue to drive increasing soda ash demand. The demand from the production of new batteries to facilitate the storage and usage of developing renewable sources of energy is likely to be a major contributor to increasing demand for soda ash. By some accounts, the demand for soda ash to produce new batteries alone may be an additional 6 to 7 million tons a year by 2030. This alone represents more than a 15% increase in demand for soda ash outside of China relative to today. All of these growth drivers are in addition to the intrinsic growth of 2-3% per year we would expect as the developing countries resume their inexorable path of growth towards the per capita consumption levels of the more mature OECD economies. Mining for copper, the primary metal used in everything from phones to automobiles to bridges, is the primary market and use for the sodium and sulfur based product we make at refineries while helping them limit air pollution given our proprietary process is a closed chemical reaction as opposed to their conventional combustion processes to remove sulfur from their finished products.
Our marine segment performed in-line with our expectations for the quarter. We are starting to see the impact of lower refinery runs in the Midwest and Gulf Coast which is putting pressure on both rates and utilization, especially in the inland world. We do expect to see an acceleration in asset retirements beginning this year, into and throughout 2021, which will help balance supply with the current reduced demand for marine tonnage. At the end of the quarter, we successfully re-contracted the American Phoenix with a credit-worthy new customer, albeit at a lower rate. We only re-contracted her, inclusive of our customer’s options, through next year, as we believe the market will tighten given expected asset retirements and a recovery of demand as we move through 2021.
Our onshore facilities and transportation segment also performed in-line with our expectations. As previously disclosed, we received approximately $41 million in cash from a subsidiary of Denbury Inc. ("Denbury") which was included in segment margin and Adjusted Consolidated EBITDA in the quarter. As also previously disclosed, we have finalized an agreement with Denbury which allows us to totally exit the CO2 pipeline business, a non-core business for us. During the fourth quarter, we received proceeds of $22.5 million for the Free State CO2 pipeline and we are scheduled to receive an additional $70 million in cash, to be paid over four equal quarterly installments of $17.5 million, starting in the first quarter of 2021 for the remaining amounts owed under the NEJD financing lease. Combined, we will receive approximately $134 million in cash from Denbury which we will use to pay down debt. Additionally, we will recognize all of that $134 million as Adjusted Consolidated EBITDA under our bank revolving credit facility for purposes of complying with the two financial covenants therein.
We expect Adjusted Consolidated EBITDA for the full year to come in a range of $590-610 million, despite the active hurricane season and the continuing macroeconomic challenges presented by COVID-19. We will continue to evaluate additional sales of non-core assets and examine our general, administrative and operating expenses in the context of the economic operating environment.
Accordingly, we find it difficult to see any scenarios where we have the risk of not comfortably complying with all of our financial covenants, and look forward to the improving financial performance of our core businesses as previously described. With this accelerating ability to pay down debt and with relatively de minimus capital requirements to realize the financial benefits of these improving business conditions, we foresee no issues in extending our senior secured credit facility and re-financing our near-term un-secured maturity, which is still some two and a half years out.
I would like to once again recognize our entire workforce, and especially our miners, mariners and offshore personnel who live and work in close quarters during this time of social distancing. I am extremely proud to say we have safely operated our assets under our own COVID-19 safety procedures and protocols with no impact to our business partners and customers with limited confirmed cases amongst our some 2,000 employees and with no known cases of community transmission at any of our work locations. As always, we intend to be prudent, diligent and intelligent and focus on delivering long-term value for everyone in our capital structure without ever losing our commitment to safe, reliable and responsible operations."

    Financial Results
    Segment Margin
Variances between the third quarter of 2020 (the “2020 Quarter”) and the third quarter of 2019 (the “2019 Quarter”) in these components are explained below.
Segment margin results for the 2020 Quarter and 2019 Quarter were as follows:

	Three Months Ended September 30,
	2020	2019
	(in thousands)
Offshore pipeline transportation	$57,380	$81,060
Sodium minerals and sulfur services	27,592	55,258
Onshore facilities and transportation	61,298	24,829
Marine transportation	15,587	14,672
Total Segment Margin	$161,857	$175,819

    Offshore pipeline transportation Segment Margin for the 2020 Quarter decreased $23.7 million, or 29%, from the 2019 Quarter, primarily due to lower overall volumes on our crude oil and natural gas pipeline systems and a relative increase in operating costs. During the 2020 Quarter, our Gulf of Mexico assets experienced unplanned downtime and interruption from Hurricanes Laura and Marco as a result of producers shutting in during the storm and us taking the necessary precautions to remove all personnel from the platform assets that we operate and maintain. While the 2019 Quarter was negatively impacted by Hurricane Barry, the effects during the 2020 Quarter on our assets were more significant and longer lasting. In addition to the majority of our assets being shut in for approximately one to two weeks, our 100% owned CHOPS pipeline, although not damaged, has been out of service since August 26, 2020 due to damage at a junction platform that the CHOPS system goes up and over. We are currently in the process of undergoing the required regulatory inspections and analysis to address any platform issues caused by Hurricane Laura in an effort to safely return our assets to operation as soon as possible, and we incurred approximately $5 million of incremental operating costs in the 2020 Quarter associated with these efforts. During this time, we have successfully diverted all CHOPS barrels to our 64% owned and operated Poseidon oil pipeline system and expect to continue so during the fourth quarter of 2020. We expect volumes on our other offshore pipeline transportation assets to return to normal pre-hurricane levels in the fourth quarter of 2020, with the exception of unexpected downtime we incurred in October due to Hurricanes Delta and Zeta that impacted our operations by some 15 days.
    Sodium minerals and sulfur services Segment Margin for the 2020 Quarter decreased $27.7 million, or 50% from the 2019 Quarter, primarily due to lower volumes and pricing in our Alkali Business. During the 2020 Quarter, we experienced lower ANSAC and domestic sales volumes of soda ash relative to the 2019 Quarter due to the continued demand destruction from the worldwide economic shutdowns and uncertainty from the pandemic. This was coupled with lower export pricing due to supply and demand imbalances that existed at the time of our re-contracting phase in December 2019 and January 2020, which is expected to continue, to some extent, for at least the rest of 2020. While the soda ash volumes sold during the 2020 Quarter were relatively flat compared to the second quarter of 2020, we began to see an uptick in demand both domestically and on ANSAC volumes throughout the 2020 Quarter as certain regions of the world are beginning to re-open their economies and we expect continued recovery throughout the rest of 2020 and into 2021. In our refinery services business, we experienced a slight increase in NaHS volumes during the 2020 Quarter due to higher demand from certain of our domestic pulp and paper customers. Additionally, in South America (primarily in Peru), we began to see some recovery in demand from previous customer shut-ins amidst the spread of Covid-19 and we expect these volumes to continue recovering to their normal levels throughout the rest of 2020.
    Onshore facilities and transportation Segment Margin for the 2020 Quarter increased by $36.5 million, or 146.9%, from the 2019 Quarter primarily due to the 2020 Quarter including the receipt of a cash payment of approximately $41 million associated with the exercise of a letter of credit we had issued to us as beneficiary from a customer that defaulted under a twenty year term agreement. This increase was partially offset by lower volumes throughout our onshore facilities and transportation asset base, primarily in Louisiana at our Baton Rouge corridor assets and our Raceland rail facility. Due to the decline in crude oil prices and the collapse in the differential of Western Canadian Select (WCS) to the Gulf Coast, which has made crude-by-rail to the Gulf Coast uneconomic, the volumes at our Baton Rouge facilities were below our minimum take-or-pay levels and we were only able to recognize our minimum volume commitment in segment margin during the 2020 Quarter. We expect to only recognize our minimum volume commitment in segment margin through the rest of 2020 and as we enter

2021 due to the lower anticipated volumes and the prepaid transportation credits that our customer has accumulated over the last six months.
    Marine transportation Segment Margin for the 2020 Quarter increased $0.9 million, or 6%, from the 2019 Quarter. During the 2020 Quarter, in our offshore barge operation, we benefited from the continual improving rates in the spot and short term markets coupled with increased utilization relative to the 2019 Quarter. This was partially offset by lower utilization and day rates in our inland business. We expect to see continued pressure on our utilization, and to an extent, the spot rates in our inland business as Midwest and Gulf Coast refineries continue to lower their utilization rates to better align with overall demand as a result of Covid-19 and the current operating environment. Additionally, the five year contract associated with our M/T American Phoenix tanker ended on September 30, 2020. We have re-contracted the tanker beginning in the fourth quarter of 2020 at a marginally lower rate and shorter term. We have continued to enter into short term contracts (less than a year) in both the inland and offshore (including the M/T American Phoenix) markets because we believe the day rates currently being offered by the market have yet to fully recover from their cyclical lows.
    Other Components of Net Income
    In the 2020 Quarter, we recorded Net Loss Attributable to Genesis Energy, L.P. of $29.7 million compared to Net Income Attributable to Genesis Energy, L.P. of $17.6 million in the 2019 Quarter. Net Loss Attributable to Genesis Energy, L.P. in the 2020 Quarter was negatively impacted, relative to the 2019 Quarter, by: (i) lower segment margin of $14.0 million, which is inclusive of approximately $41 million of incremental cash receipts received in the 2020 Quarter and included in the 2020 Quarter's segment margin, associated with principal repayments on our direct financing lease; and (ii) lower non-cash revenues of $11.8 million within our offshore pipeline transportation and onshore facilities and transportation segments as a result of how we recognize revenue in accordance with GAAP on certain contracts. These decreases were partially offset by (i) lower depreciation, depletion and amortization expense of $15.8 million during the 2020 Quarter due to lower depreciation expense on our rail logistics assets as they were impaired during the second quarter of 2020; and (ii) lower interest expense of $3.4 million during the 2020 Quarter.
    Earnings Conference Call
We will broadcast our Earnings Conference Call on Thursday, November 5, 2020, at 8:30 a.m. Central time (9:30 a.m. Eastern time). This call can be accessed at www.genesisenergy.com. Choose the Investor Relations button. For those unable to attend the live broadcast, a replay will be available beginning approximately one hour after the event and remain available on our website for 30 days. There is no charge to access the event.
    Genesis Energy, L.P. is a diversified midstream energy master limited partnership headquartered in Houston, Texas. Genesis’ operations include offshore pipeline transportation, sodium minerals and sulfur services, onshore facilities and transportation and marine transportation. Genesis’ operations are primarily located in Texas, Louisiana, Arkansas, Mississippi, Alabama, Florida, Wyoming and the Gulf of Mexico.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(in thousands, except per unit amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
REVENUES	$443,125	$621,697	$1,371,515	$1,876,491

COSTS AND EXPENSES:
Costs of sales and operating expenses	356,957	470,389	1,037,647	1,394,117
General and administrative expenses	11,072	14,999	45,858	40,097
Depreciation, depletion and amortization	67,733	83,522	222,210	240,513
Impairment expense	3,331	—	280,826	—
OPERATING INCOME (LOSS)	4,032	52,787	(215,026)	201,764
Equity in earnings of equity investees	14,439	11,830	41,216	39,873
Interest expense	(51,312)	(54,673)	(157,895)	(165,881)
Other income, net	7,406	7,974	13,114	306
INCOME (LOSS) BEFORE INCOME TAXES	(25,435)	17,918	(318,591)	76,062
Income tax expense	(145)	(111)	(575)	(656)
NET INCOME (LOSS)	(25,580)	17,807	(319,166)	75,406
Net loss (income) attributable to noncontrolling interests	12	22	38	(1,503)
Net income attributable to redeemable noncontrolling interests	(4,149)	(272)	(12,394)	(272)
NET INCOME (LOSS) ATTRIBUTABLE TO GENESIS ENERGY, L.P.	$(29,717)	$17,557	$(331,522)	$73,631
Less: Accumulated distributions attributable to Class A Convertible Preferred Units	(18,684)	(18,684)	(56,052)	(55,783)
NET INCOME (LOSS) AVAILABLE TO COMMON UNITHOLDERS	$(48,401)	$(1,127)	$(387,574)	$17,848
NET INCOME (LOSS) PER COMMON UNIT:
Basic and Diluted	$(0.39)	$(0.01)	$(3.16)	$0.15
WEIGHTED AVERAGE OUTSTANDING COMMON UNITS:
Basic and Diluted	122,579	122,579	122,579	122,579

GENESIS ENERGY, L.P.
OPERATING DATA - UNAUDITED

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Offshore Pipeline Transportation Segment
Crude oil pipelines (barrels/day unless otherwise noted):
CHOPS	98,626	231,635	178,962	234,070
Poseidon (1)	274,008	249,209	268,862	255,811
Odyssey (1)	84,902	144,995	117,100	148,945
GOPL	1,266	9,796	3,706	10,046
Offshore crude oil pipelines total	458,802	635,635	568,630	648,872

Natural gas transportation volumes (MMbtus/d) (1)	265,465	396,408	337,039	420,595

Sodium Minerals and Sulfur Services Segment
NaHS (dry short tons sold)	28,105	26,806	80,129	97,076
Soda Ash volumes (short tons sold)	588,949	951,172	2,006,006	2,646,582
NaOH (caustic soda) volumes (dry short tons sold) (2)	20,922	18,844	57,551	60,171

Onshore Facilities and Transportation Segment
Crude oil pipelines (barrels/day):
Texas	64,635	51,492	70,444	47,265
Jay	9,731	10,292	8,276	10,644
Mississippi	5,523	6,015	5,605	5,988
Louisiana (3)	73,482	115,519	99,490	114,337
Onshore crude oil pipelines total	153,371	183,318	183,815	178,234

Free State- CO2 Pipeline (Mcf/day)	90,649	76,914	106,530	86,294

Crude oil and petroleum products sales (barrels/day)	29,284	33,244	25,772	32,593

Rail unload volumes (barrels/day) (4)	3,860	78,696	33,907	87,745

Marine Transportation Segment
Inland Fleet Utilization Percentage (5)	74.0%	97.2%	85.0%	97.5%
Offshore Fleet Utilization Percentage (5)	95.7%	92.4%	97.3%	94.2%

(1)Volumes for our equity method investees are presented on a 100% basis. We own 64% of Poseidon and 29% of Odyssey, as well as equity interests in various other entities.
(2)Caustic soda sales volumes include volumes sold from our Alkali and Refinery Services businesses.
(3)Total daily volume for the three and nine months ended September 30, 2020 includes 33,874 and 35,676 barrels per day of intermediate refined products associated with our Port of Baton Rouge Terminal pipelines. Total daily volume for the three and nine months ended September 30, 2019 includes 45,657 and 54,153 barrels per day of intermediate refined products associated with our Port of Baton Rouge Terminal pipelines.
(4)Indicates total barrels for which fees were charged for unloading at all rail facilities.
(5)Utilization rates are based on a 365 day year, as adjusted for planned downtime and dry-docking.

GENESIS ENERGY, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(in thousands, except number of units)

	September 30, 2020	December 31, 2019
ASSETS
Cash, cash equivalents and restricted cash	$44,016	$56,405
Accounts receivable - trade, net	247,819	417,002
Inventories	89,811	65,137
Investment in direct financing leases, net	69,370	9,293
Other current assets	65,576	45,237
Total current assets	516,592	593,074
Fixed assets and mineral leaseholds, net	4,467,166	4,850,300
Investment in direct financing leases, net	—	107,702
Equity investees	321,541	334,523
Intangible assets, net	129,178	138,927
Goodwill	301,959	301,959
Right of use assets, net	159,488	177,071
Other assets, net	57,426	94,085
Total assets	$5,953,350	$6,597,641
LIABILITIES AND CAPITAL
Accounts payable - trade	$151,762	$218,737
Accrued liabilities	181,840	196,758
Total current liabilities	333,602	415,495
Senior secured credit facility	984,800	959,300
Senior unsecured notes, net of debt issuance costs	2,373,928	2,469,937
Deferred tax liabilities	12,665	12,640
Other long-term liabilities	378,870	393,850
Total liabilities	4,083,865	4,251,222
Mezzanine capital:
Class A convertible preferred units	790,115	790,115
Redeemable noncontrolling interests	137,475	125,133

Partners' capital:
Common unitholders	951,554	1,443,320
Accumulated other comprehensive loss	(8,066)	(8,431)
Noncontrolling interests	(1,593)	(3,718)
Total partners' capital	941,895	1,431,171
Total liabilities, mezzanine capital and partners' capital	$5,953,350	$6,597,641

Common Units Data:
Total common units outstanding	122,579,218	122,579,218

GENESIS ENERGY, L.P.
RECONCILIATION OF NET INCOME(LOSS) TO SEGMENT MARGIN - UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2020	2019
Net income (loss) attributable to Genesis Energy, L.P.	$(29,717)	$17,557
Corporate general and administrative expenses	10,801	15,276
Depreciation, depletion, amortization and accretion	70,203	87,209
Impairment expense	3,331	—
Interest expense	51,312	54,673
Income tax expense	145	111
Provision for leased items no longer in use	696	(461)
Cancellation of debt income	(809)	—
Redeemable noncontrolling interest redemption value adjustments (1)	4,149	272
Plus (minus) Select Items, net	51,746	1,182
Segment Margin (2)	$161,857	$175,819
(1)Includes distributions paid in kind (PIK) attributable to the period and accretion on the redemption feature.
(2)See definition of Segment Margin later in this press release.

GENESIS ENERGY, L.P.
RECONCILIATIONS OF NET INCOME(LOSS) TO ADJUSTED EBITDA AND AVAILABLE CASH BEFORE RESERVES- UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2020	2019
Net income (loss) attributable to Genesis Energy, L.P.	$(29,717)	$17,557
Interest expense	51,312	54,673
Income tax expense	145	111
Depreciation, depletion, amortization, and accretion	70,203	87,209
Impairment expense	3,331	—
EBITDA	95,274	159,550
Redeemable noncontrolling interest redemption value adjustments (1)	4,149	272
Plus (minus) Select Items, net	52,091	2,990
Adjusted EBITDA	151,514	162,812
Maintenance capital utilized (2)	(10,600)	(6,825)
Interest expense	(51,312)	(54,673)
Cash tax expense	(250)	(149)
Cash distributions to preferred unitholders (3)	(18,684)	(18,684)
Available Cash before Reserves (4)	$70,668	$82,481
(1)Includes PIK distributions attributable to the period and accretion on the redemption feature.
(2)Maintenance capital expenditures in the 2020 Quarter and 2019 Quarter were $19.9 million and $26.8 million, respectively. Our maintenance capital expenditures are principally associated with our alkali and marine transportation businesses.
(3)Distributions to preferred unitholders that is attributable to the 2020 Quarter are payable on November 13, 2020 to unitholders of record at close of business on October 30, 2020.
(4)Represents the Available Cash before Reserves to common unitholders.

GENESIS ENERGY, L.P.
RECONCILIATION OF NET CASH FLOWS FROM OPERATING ACTIVITIES TO ADJUSTED EBITDA - UNAUDITED

(in thousands)

	Three Months Ended September 30,
	2020	2019
Cash Flows from Operating Activities	$143,466	$136,119
Adjustments to reconcile net cash flow provided by operating activities to Adjusted EBITDA:
Interest Expense	51,312	54,673
Amortization and write-off of debt issuance costs and discount	(2,544)	(2,695)
Effects of available cash from equity method investees not included in operating cash flows	1,909	7,521
Net effect of changes in components of operating assets and liabilities	(52,628)	(32,263)
Non-cash effect of long-term incentive compensation plans	(841)	(2,475)
Expenses related to acquiring or constructing growth capital assets	35	2,964
Differences in timing of cash receipts for certain contractual arrangements (1)	13,052	1,249
Cancellation of debt income	809	—
Other items, net	(3,056)	(2,281)
Adjusted EBITDA	$151,514	$162,812
(1)     Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.

GENESIS ENERGY, L.P.
ADJUSTED DEBT-TO-ADJUSTED CONSOLIDATED EBITDA RATIO - UNAUDITED

(in thousands)

September 30, 2020
Senior secured credit facility	$984,800
Senior unsecured notes	2,373,928
Less: Outstanding inventory financing sublimit borrowings	(27,800)
Less: Cash and cash equivalents	(2,932)
Adjusted Debt (1)	$3,327,996

Pro Forma LTM
September 30, 2020
Consolidated EBITDA (per our senior secured credit facility)	$614,264
Consolidated EBITDA adjustments (2)	19,754
Adjusted Consolidated EBITDA (per our senior secured credit facility) (3)	$634,018

Adjusted Debt-to-Adjusted Consolidated EBITDA	5.25X

(1)     We define Adjusted Debt as the amounts outstanding under our senior secured credit facility and senior unsecured notes (including any unamortized premiums or discounts) less the amount outstanding under our inventory financing sublimit, less cash and cash equivalents on hand at the end of the period from our restricted subsidiaries.
(2)    This amount reflects adjustments we are permitted to make under our senior secured credit facility for purposes of calculating compliance with our leverage ratio. It includes approximately $13.5 million for cost savings initiatives we are permitted to add back through the second quarter of 2021. In addition, it includes a pro rata portion of projected future annual EBITDA of approximately $6.2 million associated with material organic projects. This amount is calculated based on the percentage of capital expenditures incurred to date relative to the expected budget, which was approximately 18% as of the third quarter, multiplied by the total annual contractual minimum cash commitments we expect to receive as a result of the project. This adjustment may not be indicative of future results.
(3)     Adjusted Consolidated EBITDA for the four-quarter period ending with the most recent quarter, as calculated under our senior secured credit facility.

This press release includes forward-looking statements as defined under federal law. Although we believe that our expectations are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Actual results may vary materially. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including but not limited to statements relating to future financial and operating results and compliance with our credit facility covenants, our transactions with Denbury, the impact of our cost saving measures and the amount of such cost savings, our expectations regarding the potential impact of the Covid-19 pandemic, and our strategy and plans, are forward-looking statements, and historical performance is not necessarily indicative of future performance. Those forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties, factors and risks, many of which are outside our control, that could cause results to differ materially from those expected by management. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for products (which may be affected by the actions of OPEC and other oil exporting nations) and a reduction in demand for our services resulting in impairments of our assets, the outbreak or continued spread of disease (including Covid-19), the timing and success of business development efforts and other uncertainties, and the realized benefits of the preferred equity investment in Alkali Holdings by affiliates of GSO Capital Partners LP or our ability to comply with the Granger transaction agreements and maintain control and ownership of our Alkali Business. Those and other applicable uncertainties, factors and risks that may affect those forward-looking statements are described more fully in our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission and other filings, including our Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement.

NON-GAAP MEASURES
    This press release and the accompanying schedules include non-generally accepted accounting principle (non-GAAP) financial measures of Adjusted EBITDA and total Available Cash before Reserves. In this press release, we also present total Segment Margin as if it were a non-GAAP measure. Our Non-GAAP measures may not be comparable to similarly titled measures of other companies because such measures may include or exclude other specified items. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America (GAAP). Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Available Cash before Reserves, Adjusted EBITDA and total Segment Margin measures are just three of the relevant data points considered from time to time.
    When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team have access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants. We attempt to provide adequate information to allow each individual investor and other external user to reach her/his own conclusions regarding our actions without providing so much information as to overwhelm or confuse such investor or other external user.
AVAILABLE CASH BEFORE RESERVES
Purposes, Uses and Definition
Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements  such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets;
(2)our operating performance;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Available Cash before Reserves ("Available Cash before Reserves") as Adjusted EBITDA as adjusted for certain items, the most significant of which in the relevant reporting periods have been the sum of maintenance capital utilized, net cash interest expense, cash tax expense, and cash distributions paid to our Class A convertible preferred unitholders.
Disclosure Format Relating to Maintenance Capital
We use a modified format relating to maintenance capital requirements because our maintenance capital expenditures vary materially in nature (discretionary vs. non-discretionary), timing and amount from time to time. We believe that, without such modified disclosure, such changes in our maintenance capital expenditures could be confusing and potentially misleading to users of our financial information, particularly in the context of the nature and purposes of our Available Cash before Reserves measure. Our modified disclosure format provides those users with information in the form of our maintenance capital utilized measure (which we deduct to arrive at Available Cash before Reserves). Our maintenance capital utilized measure constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.

Maintenance Capital Requirements
Maintenance Capital Expenditures
Maintenance capital expenditures are capitalized costs that are necessary to maintain the service capability of our existing assets, including the replacement of any system component or equipment which is worn out or obsolete. Maintenance capital expenditures can be discretionary or non-discretionary, depending on the facts and circumstances.
Initially, substantially all of our maintenance capital expenditures were (a) related to our pipeline assets and similar infrastructure, (b) non-discretionary in nature and (c) immaterial in amount as compared to our Available Cash before Reserves measure. Those historical expenditures were non-discretionary (or mandatory) in nature because we had very little (if any) discretion as to whether or when we incurred them. We had to incur them in order to continue to operate the related pipelines in a safe and reliable manner and consistently with past practices. If we had not made those expenditures, we would not have been able to continue to operate all or portions of those pipelines, which would not have been economically feasible. An example of a non-discretionary (or mandatory) maintenance capital expenditure would be replacing a segment of an old pipeline because one can no longer operate that pipeline safely, legally and/or economically in the absence of such replacement.
As we exist today, a substantial amount of our maintenance capital expenditures from time to time will be (a) related to our assets other than pipelines, such as our marine vessels, trucks and similar assets, (b) discretionary in nature and (c) potentially material in amount as compared to our Available Cash before Reserves measure. Those expenditures will be discretionary (or non-mandatory) in nature because we will have significant discretion as to whether or when we incur them. We will not be forced to incur them in order to continue to operate the related assets in a safe and reliable manner. If we chose not make those expenditures, we would be able to continue to operate those assets economically, although in lieu of maintenance capital expenditures, we would incur increased operating expenses, including maintenance expenses. An example of a discretionary (or non-mandatory) maintenance capital expenditure would be replacing an older marine vessel with a new marine vessel with substantially similar specifications, even though one could continue to economically operate the older vessel in spite of its increasing maintenance and other operating expenses.
In summary, as we continue to expand certain non-pipeline portions of our business, we are experiencing changes in the nature (discretionary vs. non-discretionary), timing and amount of our maintenance capital expenditures that merit a more detailed review and analysis than was required historically. Management’s recently increasing ability to determine if and when to incur certain maintenance capital expenditures is relevant to the manner in which we analyze aspects of our business relating to discretionary and non-discretionary expenditures. We believe it would be inappropriate to derive our Available Cash before Reserves measure by deducting discretionary maintenance capital expenditures, which we believe are similar in nature in this context to certain other discretionary expenditures, such as growth capital expenditures, distributions/dividends and equity buybacks. Unfortunately, not all maintenance capital expenditures are clearly discretionary or non-discretionary in nature. Therefore, we developed a measure, maintenance capital utilized, that we believe is more useful in the determination of Available Cash before Reserves. Our maintenance capital utilized measure, which is described in more detail below, constitutes a proxy for non-discretionary maintenance capital expenditures and it takes into consideration the relationship among maintenance capital expenditures, operating expenses and depreciation from period to period.
Maintenance Capital Utilized
We believe our maintenance capital utilized measure is the most useful quarterly maintenance capital requirements measure to use to derive our Available Cash before Reserves measure. We define our maintenance capital utilized measure as that portion of the amount of previously incurred maintenance capital expenditures that we utilize during the relevant quarter, which would be equal to the sum of the maintenance capital expenditures we have incurred for each project/component in prior quarters allocated ratably over the useful lives of those projects/components.
Because we did not initially use our maintenance capital utilized measure, our future maintenance capital utilized calculations will reflect the utilization of solely those maintenance capital expenditures incurred since December 31, 2013.

ADJUSTED EBITDA
Purposes, Uses and Definition
Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:
(1)the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;
(2)our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;
(3)the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;
(4)the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and
(5)our ability to make certain discretionary payments, such as distributions on our preferred and common units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.
We define Adjusted EBITDA (“Adjusted EBITDA”) as earnings before interest, taxes, depreciation and amortization (including impairment, write-offs, accretion and similar items, often referred to as EBITDA) after eliminating other non-cash revenues, expenses, gains, losses and charges (including any loss on asset dispositions), plus or minus certain other select items that we view as not indicative of our core operating results (collectively, "Select Items"). Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results. The most significant Select Items in the relevant reporting periods are set forth below.
The table below includes the Select Items discussed above as applicable to the reconciliation of Adjusted EBITDA and Available Cash before Reserves to net income:

		Three Months Ended September 30,
		2020	2019
I.	Applicable to all Non-GAAP Measures
	Differences in timing of cash receipts for certain contractual arrangements (1)	$13,052	$1,249
	Adjustment regarding direct financing leases (2)	44,088	2,131
	Certain non-cash items:
	Unrealized gains on derivative transactions excluding fair value hedges, net of changes in inventory value (3)	(9,772)	(10,398)
	Adjustment regarding equity investees (4)	2,318	7,682
	Other	2,060	518
	Sub-total Select Items, net (5)	51,746	1,182
II.	Applicable only to Adjusted EBITDA and Available Cash before Reserves
	Certain transaction costs (6)	55	2,964
	Other	290	(1,156)
	Total Select Items, net (7)	$52,091	$2,990
(1)     Includes the difference in timing of cash receipts from customers during the period and the revenue we recognize in accordance with GAAP on our related contracts. For purposes of our Non-GAAP measures, we add those amounts in the period of payment and deduct them in the period in which GAAP recognizes them.
(2)    Represents the net effect of adding cash receipts from direct financing leases and deducting expenses relating to direct financing leases. The 2020 Quarter includes the cash we received associated with the exercise of a letter of credit we had issued to us as beneficiary from a customer that defaulted under our agreement.
(3)     The 2020 Quarter includes a $6.7 million unrealized gain from the valuation of the embedded derivative associated with our Class A Convertible Preferred Units and the 2019 Quarter includes a $8.0 million unrealized gain from the valuation of the embedded derivative.
(4)     Represents the net effect of adding distributions from equity investees and deducting earnings of equity investees net to us.
(5)    Represents all Select Items applicable to Segment Margin and Available Cash before Reserves.
(6)     Represents transaction costs relating to certain merger, acquisition, transition, and financing transactions incurred in advance of acquisition.
(7)     Represents Select Items applicable to Adjusted EBITDA and Available Cash before Reserves.

SEGMENT MARGIN
    Our chief operating decision maker (our Chief Executive Officer) evaluates segment performance based on a variety of measures including Segment Margin, segment volumes where relevant and capital investment. We define Segment Margin as revenues less product costs, operating expenses, and segment general and administrative expenses, after eliminating gain or loss on sale of assets, plus or minus applicable Select Items. Although, we do not necessarily consider all of our Select Items to be non-recurring, infrequent or unusual, we believe that an understanding of these Select Items is important to the evaluation of our core operating results.

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Contact:
Genesis Energy, L.P.
Ryan Sims
SVP - Finance and Corporate Development
(713) 860-2521